UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2015 (November 3, 2015)

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

HCA Holdings, Inc., a Delaware corporation (the “Company” or “HCA”), has reached a preliminary agreement in principle to settle a shareholder action, Schuh v. HCA Holdings, Inc. et al., that is pending against the Company and certain other defendants in the United States District Court for the Middle District of Tennessee related to the Company’s 2011 initial public offering. The Company also reached preliminary agreements to settle two shareholder derivative cases, Sutton v. Bracken, et al. and Schroeder v. Bracken, et al., that are pending against certain officers and directors of the Company in the United States District Court for the Middle District of Tennessee and Bagot v. Bracken, et al. that is pending against certain officers and directors of the Company in Tennessee state court in the Davidson County Circuit Court, each of which also related to the Company’s 2011 initial public offering. The preliminary settlements provide for the resolution of all of the pending claims in the actions discussed above, without any admission or concession of wrongdoing or liability by the Company or the other defendants, and are contingent upon, among other things, successful negotiation of remaining non-monetary terms, the parties’ execution of final settlement documents, approval by the Company’s Board of Directors, notification to the shareholder class in the Schuh case and preliminary and final approval of any settlements by state and federal courts in Tennessee.

The monetary terms of the settlement in the Schuh case include a payment by HCA of $215 million in return for a full release of all claims against all defendants, including the Company, its officers and directors, the underwriters and Hercules Holding II, LLC, a majority shareholder of the Company at the time of the initial public offering. The terms of the settlements of the derivative cases include receipt by the Company of $19 million from insurance policies covering the claims asserted in the derivative cases, certain corporate governance reforms and agreement by the Company to pay attorney fees in the aggregate amount of $5.5 million in return for full releases of all claims against all defendants. HCA estimates that it will record legal claim costs, net of expected insurance recoveries, of approximately $120 million for the settlements of the shareholder action and shareholder derivative cases and related costs.

For certain background information regarding the actions discussed above, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as filed with the Securities and Exchange Commission on October 29, 2015.

The information presented in this Current Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, estimates of legal claim costs, proceeds from insurers, negotiation of remaining settlement terms, execution of final settlement documents, approval by the Company’s Board of Directors, shareholder class notification and court approval. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could materially impact the Company’s future financial position and results of operations can be found in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other filings with the Securities and Exchange Commission. All statements in this Current Report on Form 8-K speak only as the date of this filing and the Company undertakes no obligation to update the information to reflect events or circumstances that arise after that date or reflect the occurrence of unanticipated events, except as required by federal securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ John M. Franck II
John M. Franck II
Vice President – Legal & Corporate Secretary

Date: November 4, 2015